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Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the registration statement (Form S-3 No. 333-74906) and related prospectus of Rigel Pharmaceuticals, Inc. for the registration of its common stock, preferred stock, debt securities and/or warrants with a maximum aggregate offering price of $50,000,000 and to the incorporation by reference therein of our report dated February 6, 2001 with respect to the financial statements of Rigel Pharmaceuticals, Inc. included in its Annual Report on Form 10-K, as amended, for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

     /s/ Ernst & Young LLP

Palo Alto, California
December 19, 2001

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  Exhibit 23.1
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS